Exhibit 1

     The undersigned agree that the foregoing Amendment No. 5 dated April 7, 2005, to the Schedule 13D filed November 6, 1998, as amended and restated by previously filed Amendments, is being filed with the Securities and Exchange Commission on behalf of each of Louis Dreyfus S.A.S., a corporation organized under the laws of France, Louis Dreyfus Holding Company Inc., a Delaware corporation, and Louis Dreyfus Corporation, a Delaware corporation.

Dated:

Louis Dreyfus S.A.S.
April 11, 2005	By:	/s/ Gerard Louis-Dreyfus
		Name:	Gerard Louis-Dreyfus
		Title:	Chairman/President

Louis Dreyfus Holding Company Inc.

April 11, 2005	By:	/s/ Christopher Caperton
		Name:	Christopher Caperton
		Title:	Senior Vice President

Louis Dreyfus Corporation

April 11, 2005	By:	/s/ Peter B. Griffin
		Name:	Peter B. Griffin
		Title:	President

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